1435671/2 September 17, 2021 Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001 Attention: Corporate Trust Administration Re: Notice of Removal of Administrators and Appointment of Replacements Ladies and Gentlemen: The following notice is given pursuant to Section 4.7 of the Amended and Restated Declaration of Trust for FNB Capital Trust One (the “Trust”), dated as of February 26, 2004 (the “Declaration of Trust”). We make reference to the Indenture, dated as of February 26, 2004 (the “Indenture”), originally between First National Bankshares Corporation, a West Virginia corporation (the “Predecessor Company”), and Wilmington Trust Company, a Delaware trust company (the “Trustee”), the First Supplemental Indenture, dated as of January 15, 2016, among Premier Financial Bancorp, Inc., a Kentucky corporation (“Premier”), the Predecessor Company and the Trustee, the Second Supplemental Indenture, dated as of September 17, 2021, among Peoples Bancorp, Inc., an Ohio corporation (the “Company”), Premier and the Trustee, and the Declaration of Trust. The Company, as Holder of all of the Common Securities, hereby removes any and all previously appointed Administrators, and with immediate effect, and as evidenced by their signatures below, hereby appoints each of Charles W. Sulerzyski and Katie Bailey to serve as successor Administrator of the Trust (the “Successor Administrators”). The Successor Administrators hereby accept appointment to such positions, from and after the date of this notice, as evidenced by their signatures below. Capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust. This notice may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. [Signature Page Follows]